Exhibit 5.1

August 15, 2016

Board of Directors
Full House Resorts, Inc.
4670 S. Fort Apache Road, Ste. 190
Las Vegas, Nevada

Dear Ladies and Gentlemen:

We are acting as counsel to Full House Resorts, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”). The Registration Statement is being filed for the purpose of registering, under the Securities Act, up to 3,846,154 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 (the “Common Stock”), and the non-transferable subscription rights to subscribe for the Shares (the “Rights”) being issued by the Company in a distribution (the “Distribution”) to holders of the Company’s Common Stock as of 5:00 p.m., Pacific Time, on August 25, 2016. Following the Distribution, the Company proposes to issue the Shares upon exercise of the Rights, in accordance with, and as more fully set forth in, the prospectus forming part of the Registration Statement.

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of (i) the Registration Statement, (ii) the Company’s Amended and Restated Certificate of Incorporation, as amended, (iii) the Company’s Amended and Restated Bylaws, (iv) the form of Common Stock Rights Certificate, (v) resolutions of the Company’s Board of Directors, and (vi) such other documents as we have considered relevant.

We have relied, to the extent that we deem such reliance appropriate, on certificates of officers of the Company as to factual matters regarding the Company and the transactions described in the Registration Statement that were not readily ascertainable by us, and we have assumed that (i) all information contained in all documents that we have reviewed is correct, (ii) all signatures on all documents that we have reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing a document has sufficient legal capacity to do so.

Based upon the foregoing, it is our opinion that: each of the Rights and the Shares will be validly issued, fully paid and non-assessable when issued and delivered in the manner and on the terms described in the Registration Statement.

This opinion is limited to the corporate laws of the state of Delaware and the laws of the United States of America. We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200
Denver, CO 80202-4432
main 303.223.1100

bhfs.com Brownstein Hyatt Farber Schreck, LLP